EXHIBIT 99.2

        SAM J. GALLINA TO RETIRE FROM THE AMERICAN RIVER BANKSHARES BOARD
                        AFTER NEARLY 20 YEARS OF SERVICE

Sacramento, CA, April 22, 2005 - Sam J. Gallina, long time board member of American River Bank and American River Bankshares [NASDAQ: AMRB], announced late Wednesday his retirement when his term expires on May 19, 2005. Mr. Gallina will become an emeritus director for the Company beginning May 20, 2005.

"Commitment and dedication have been the hallmark of Sam's service to American River Bankshares," said Charles D. Fite, chairman of the board of American River Bankshares. "The board will strive to follow in his footsteps and carry on the success that he helped bring to the Company."

As a result of Mr. Gallina's retirement, William A. Robotham, managing executive of Pisenti & Brinker LLP of Santa Rosa, will assume the role as Audit Committee Chair. In addition, the Board has designated Robert J. Fox, partner at S.J. Gallina & Company of Sacramento, as the Audit Committee Financial Expert for the Company. Both Mr. Robotham and Mr. Fox have served on the American River Bankshares Board since 2004.

"It has been a privilege to serve on the board of a company that has experienced tremendous growth as a result of its leadership and excellence in the banking industry," said Sam J. Gallina. "I look forward to continuing my service as an emeritus director and following my investment in American River Bankshares."

"Sam has been an excellent board member, always taking his fiduciary role very seriously," said David T. Taber, president and CEO of American River Bankshares. "The Company has grown to where it is today with Sam's guidance."

Mr. Gallina is the founder of S.J. Gallina & Company, a nationally recognized accounting firm that specializes in the construction industry. He joined the Bank Board in 1986 and served as chairman of the board for the Company from 1993-2001. During his tenure, the Company grew from $30 million to just under $600 million at the end of the first quarter 2005.

During that time, the Company acquired Placer Bank of Commerce in Roseville in 1992, the regional office of Bank of San Francisco in 1993, North Coast Bank in Santa Rosa in 2000 and Bank of Amador in 2004. Mr. Gallina oversaw the formation of American River Holdings in 1995 and later its name change to American River Bankshares in 2004.

About American River Bankshares
-------------------------------
American River Bankshares [NASDAQ: AMRB] is the parent company of American River Bank ("ARB"), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of "ARB"] in Sonoma County and Bank of Amador [a division of "ARB"] in Amador County. For more information, please call 916-565-6100 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

Forward-Looking Statement
-------------------------
In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements.

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Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, changes in the interest environment including interest rates charged on loans, earned on securities investments and paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally, and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the conduct of the war on terrorism, the threat of terrorism or the impact of potential military conflicts and the conduct of war on terrorism by the United States and its allies, as well as other factors. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2004, and subsequent quarterly reports on Form 10Q and current reports on Form 8-K.

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